Exhibit 1

Item 4

Prior to December 18, 2024, Alice L. Walton, Jim C. Walton, S. Robson Walton, and the John T. Walton Estate Trust (of which Alice L. Walton, Jim C. Walton, and S. Robson Walton were the trustees) were the managing members of Walton Enterprises, LLC (“Walton Enterprises”), and Alice L. Walton, Jim C. Walton, and S. Robson Walton were the trustees of Walton Family Holdings Trust (“WFHT”) and jointly filed beneficial ownership reports on Schedule 13G with respect to the common stock (the “Common Stock”), $0.10 par value per share, of Walmart Inc. (the “Issuer”), a Delaware corporation. With respect to Walton Enterprises, voting and dispositive power over all of the Common Stock held thereby was and is exercised by the managing members thereof. With respect to WFHT, voting and dispositive power over all of the Common Stock held thereby was exercised by the trustees thereof. As of December 17, 2024, Walton Enterprises held 3,002,673,393 shares of Common Stock and the Walton Family Holdings Trust held 603,989,702 shares of Common Stock.

On December 18, 2024:

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S. Robson Walton’s managing membership interests in Walton Enterprises were transferred, for no consideration, to WELLCO Mgmt Trust #1, an irrevocable trust of which Carrie Walton Penner, Benjamin S. Walton, S. Robson Walton, and Samuel R. Walton are trustees and of which S. Robson Walton is sole current beneficiary;

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Jim C. Walton’s managing membership interests in Walton Enterprises were transferred, for no consideration, to WELLCO Mgmt Trust #2, an irrevocable trust of which Alice Proietti, James M. Walton, Jim C. Walton, Steuart L. Walton, and Thomas L. Walton are trustees and of which Jim C. Walton is sole current beneficiary;

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Alice L. Walton’s managing membership interests in Walton Enterprises were transferred, for no consideration, to WELLCO Mgmt Trust #3, an irrevocable trust of which Alice L. Walton is trustee and current beneficiary;

●	The John T. Walton Estate Trust was amended to become WELLCO Mgmt Trust #4, an irrevocable trust of which Lukas T. Walton is trustee and current beneficiary; and
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Carrie Walton Penner, Alice Proietti, Benjamin S. Walton, James M. Walton, Lukas T. Walton, Samuel R. Walton, Steuart L. Walton, and Thomas L. Walton became additional trustees of WFHT (and, along with Alice L. Walton, Jim C. Walton, and S. Robson Walton, the “WFHT Trustees”).

As a result of these events, WELLCO Mgmt Trust #1, WELLCO Mgmt Trust #2, WELLCO Mgmt Trust #3, and WELLCO Mgmt Trust #4 are the managing members of Walton Enterprises and the WFHT Trustees are the trustees of WFHT. WFHT has also granted Walton Enterprises an irrevocable proxy to vote its shares of Common Stock. The managing members of Walton Enterprises act by majority vote with respect to voting and investment power over shares of Common Stock held by Walton Enterprises. The WFHT Trustees act by majority vote with respect to investment power over shares of Common Stock held by WFHT.

As of December 18, 2024, Walton Enterprises held 3,002,673,393 shares of Common Stock and the Walton Family Holdings Trust held 603,989,702 shares of Common Stock. On December 19, 2024, Walton Enterprises and WFHT filed a beneficial ownership report on Schedule 13D with respect to the Common Stock of the Issuer.

Due to the events described above, as of December 18, 2024, Alice L. Walton, Jim C. Walton, S. Robson Walton, and the John T. Walton Estate Trust ceased, to the extent of his, her or its ownership, to beneficially own the shares of Common Stock held by Walton Enterprises and WFHT, as applicable, and are filing this beneficial ownership report on Schedule 13G to report a material change in beneficial ownership, the dissolution of their group (as described in Exhibit 1 – Item 9 below), and that, as of December 31, 2024, each reporting person had ceased to be the beneficial owner of more than five percent of the Common Stock of the Issuer for Section 13 purposes. The beneficial ownership of Alice L. Walton, Jim C. Walton, S. Robson Walton, and the John T. Walton Estate Trust as of December 31, 2024 is set forth in the table below.

In the following table, each reference to the percentage of Common Stock beneficially owned by a reporting person is calculated using the 8,033,386,215 shares of Common Stock outstanding on December 4, 2024, as shown by the Issuer's Quarterly Report on Form 10-Q for the quarter ended October 31, 2024, filed on December 6, 2024.

Reporting Person 1 /	Aggregate Number of Shares of Common Stock Beneficially Owned	Percentage Outstanding Common Stock	Number of Shares of Common Stock as to Which Reporting Person has
			Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose
S. Robson Walton	7,029,557	0.09%	7,029,557	0	7,029,557	0
John T. Walton Estate Trust	0	0%	0	0	0	0
Jim C. Walton	31,521,372	0.39%	31,521,372	0	31,521,372	0
Alice L. Walton	20,245,740	0.25%	20,245,740	0	20,245,740	0

1 / For each reporting person, consists of shares directly held by such person.

Item 8

Prior to the dissolution of the group on December 18, 2024 as described in Exhibit 1 – Item 9 below, the group consisted of S. Robson Walton, Jim C. Walton, Alice L. Walton, and the John T. Walton Estate Trust.

Item 9

On December 18, 2024, the group, which had consisted of S. Robson Walton, Jim C. Walton, Alice L. Walton, and the John T. Walton Estate Trust, was dissolved as a result of the events set forth in Exhibit 1 – Item 4 above. All further filings with respect to transactions in the Issuer’s Common Stock will be filed, if required, by members of the group, in their individual capacity.